Exhibit 10.22

AMENDMENT TO EMPLOYMENT AGREEMENT

BETWEEN                       AND FIRST MIDWEST BANCORP, INC.

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) dated as of December 14, 2012, is between FIRST MIDWEST BANCORP, INC., a Delaware corporation (the “Company”), and                                (the “Executive”).

WHEREAS, the Company and the Executive’s have previously entered into an Employment Agreement dated                            (the “Agreement”);

WHEREAS, the Company and the Executive have determined that it is in the best interest of the Company and its stockholders, and of Executive, to update certain provisions of the Agreement to reflect current best practices;

WHEREAS, the Company and the Executive desire to so amend the Agreement; and

WHEREAS, pursuant to Paragraph 27 of the Agreement, amendment can only be made to the Agreement pursuant to agreement between the Company and the Executive.

NOW, THEREFORE, BE IT RESOLVED, in consideration of the foregoing, it is mutually agreed that the Agreement is amended effective as of December 14, 2012, in the following particulars:

1.                                      By deleting the text of Paragraph 7(d)(v), of the Agreement (the definition of “Good Reason”) in its entirety and inserting the following in its place:

““Good Reason”  shall mean the occurrence of any event, other than in connection with a termination of Executive’s employment, which results in a material diminution of Executive’s status, duties, authority, responsibilities or compensation from those contemplated by this Agreement, including, without limitation, any of the following actions without the Executive’s written consent (which, for this purpose, will not include consent given in Executive’s capacity as a director, officer or employee of an Employer):  (A) a significant change in the Executive’s title, or nature or scope of the Executive’s duties, from those described in Paragraphs 1(a) and 2(a), such that the title or duties are inconsistent with, and commonly (in the banking industry) considered to be of lesser authority, status or responsibility, other than a significant change not occurring in bad faith and which is not remedied by the Employer promptly after receipt of written notice thereof given by the Executive in accordance with Paragraph 15, or (B) any material failure by the Employer to comply with any of the provisions of this Agreement, other than any failure not occurring in bad faith and which is remedied by the Employer promptly after receipt of written notice thereof given by the Executive in accordance with Paragraph 15; or (C) the Employer gives notice to the Executive pursuant to Paragraph 1(b) that the term of this Agreement shall not be extended upon the expiration of the then-current term; or (D) the Employer requires the Executive to be based at an office or location which is more than 80 miles from the Executive’s office as of the Effective Date or any renewal date of this Agreement.  In the event of a Change in Control, any good faith determination by the Executive that Good Reason exists shall be conclusive.”

2.                                      By deleting the text of Paragraph 9 of the Agreement (providing for excise tax gross-up payments in the event of a change in control) and inserting the following in its place:

“9.           No Excise Tax Gross-Up; Possible Reduction of Payments.

(a)           Any provision of this Agreement or any other compensation plan, program or agreement to which Executive is a party or under which Executive is covered to the contrary notwithstanding, Executive will not be entitled to any gross-up or other payment for golden parachute excise taxes that Executive may owe pursuant to Section 4999 of the Internal Revenue Code (the “Code”).

(b)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payments or distributions by the Employer to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”) (i) constitute parachute payments within the meaning of Section 280G of the Code, and (ii) but for this Paragraph 9 would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then such Payments shall be either: (A) delivered in full, or (B) reduced (but not below zero) to the maximum amount that could be paid to the Employee without giving rise to the Excise Tax (the “Safe Harbor Cap”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax (and any equivalent state or local excise taxes), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payment under Paragraph 8(c)(iii).

(c)           All determinations required to be made under this Paragraph 9, including the reduction of the Payments to the Safe Harbor Cap, if applicable, and the assumptions to be utilized in arriving at such determinations, shall be made by the independent public accountants then regularly retained by the Employer for purposes of tax planning or such other nationally-recognized accounting or consulting firm as may be selected by the Employer (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Employer and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Employer.  All fees and expenses of the Accounting Firm shall be borne solely by the Employer.  Any good faith determinations by the Accounting Firm shall be binding upon the Employer and the Executive.

(d)           This subparagraph (d) shall apply to the Executive in the event of the reduction of the Executive’s Payments to the Safe Harbor Cap. If it is established pursuant to a final decision of a court or an IRS proceeding which has been finally and conclusively resolved, that Payments have been made to the Executive by the Employer, which are in excess of the limitations provided in this Paragraph 9 (hereinafter referred to as “Excess Payments”), the Executive shall repay the Excess Payments to the Company within thirty (30) business days of a written demand from the Company, together with interest on the Excess Payments at the applicable federal rate (as defined in Code Section 1274(d)) from the date of the Executive’s receipt of such Excess Payment until the date of such repayment.  As a result of the uncertainty in the application of Code Section 4999 at the time of the determinations, it is possible that Payments which will not have been made by the Employer should have been made (an “Underpayment”).  In the event that it is determined by the Accounting Firm, the IRS, court order, or the Employer (which shall include the position taken by the Employer alone or together with its consolidated group) on its federal income tax return, that an Underpayment has occurred, the Employer shall pay an amount equal to such Underpayment to the Executive within thirty (30) business days of such decision together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive until the date of payment.”

3.             By deleting the text of Paragraph 10 of the Agreement (relating to Code Section 409A) and inserting the following in its place:

“Section 409A of the Code.  It is intended that any amounts payable under this Agreement and the Employer’s and Executive’s exercise of authority or discretion hereunder shall be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Executive to the payment of any interest or additional tax imposed under Section 409A of the Code.  In furtherance of this intent, (a) if, due to the circumstances giving rise to any lump sum payment or payments under this Agreement, the date of payment or the commencement of such payments thereof must be delayed for six months in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to “specified employees,” then such payment or payments shall be so delayed and paid upon expiration of such six month period and (b) each payment which is conditioned upon the Executive’s execution of a release and which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year.  With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect.  Any expense or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of the Employer referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment to be reimbursed is incurred.  To the extent that any Treasury regulations, guidance or changes to Section 409A would result in the Executive becoming subject to interest and additional tax under Section 409A of the Code, the Employer and Executive agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.”

4.             By deleting the text of Paragraphs 12 and 13 of the Agreement (relating to confidentiality and restrictive covenants) and replacing it with the following:

“12.  Confidentiality and Restrictive Covenants Agreement. The Executive shall enter into the Confidentiality and Restrictive Covenant Agreement dated as of December 14, 2012 (the “Restrictive Covenant Agreement”), which agreement includes covenants concerning Non-Disclosure of Confidential Information, Non-Solicitation and Non-Disparagement.  The Executive agrees to be subject to and bound by all terms and conditions of the Restrictive Covenant Agreement during the period of employment and, to the extent provided therein, thereafter, as if such terms and conditions were set forth in full herein. References in this Agreement to Executive’s obligations under Paragraphs 12 and 13 shall mean references to his obligations under the Restrictive Covenant Agreement.

13.                               Reserved.”

5.                                      By adding a new Paragraph 30 to read as follows:

“Regulatory Requirements and Compensation Recovery (Clawback). Anything in this Agreement to the contrary notwithstanding, it is intended that, to the extent required, this Agreement and the payments made hereunder comply with the requirements of any legislative or regulatory limitations or requirements which are or may become applicable to the Employer and the payments made hereunder, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations issued thereunder (collectively, the “Regulatory Requirements”), which limitations or requirements may include, but not limited to, provisions limiting, delaying or deferring payment of certain bonus, incentive or retention compensation or “golden parachute payments” to certain officers or highly compensated employees, requiring that the Employer may recover (claw-back) bonus and incentive compensation in certain circumstances, and precluding bonus and incentive arrangements that encourage unnecessary or excessive risks that threaten the value of the Employer, in each case within the meaning of the Regulatory Requirements, and only to the extent applicable to the Employer and the Executive.  The application of this Paragraph 30 is intended to, and shall be interpreted, administered and construed to, cause the Agreement to comply with the Regulatory Requirements and, to the maximum extent consistent with this Paragraph 30 and the Regulatory Requirements, to permit the operation of this Agreement in accordance with the terms and conditions hereof before giving effect to the provisions of this Paragraph 30 or the Regulatory Requirements.”

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of this 14th day of December, 2012.

ATTEST:	First Midwest Bancorp, Inc.

By:
Title:

EXECUTIVE: